 Exhibit 99.1

Dataram Contact: Marc P. Palker Chief Financial Officer 609-799-0071 info@dataram.com

DATARAM REGAINS COMPLIANCE WITH NASDAQ LISTING REQUIREMENTS

PRINCETON, N.J. April 10, 2013— Dataram Corporation (NASDAQ: DRAM) today reported it has received notification from NASDAQ that it has regained compliance with NASDAQ’s listing requirement for its common stock by maintaining a closing bid price of at least $1.00 for a minimum of 10 consecutive business days. Dataram’s common stock closed above the $1.00 minimum level for the ten consecutive trading days ended April 1, 2013. The closing price of our common stock on April 9, 2013 was $2.23.

At a Special Meeting of Stockholders on March 13, 2013, our stockholders overwhelmingly authorized the Board of Directors to affect a reverse stock split. On the same day, the Board approved a reverse stock split at a ratio of 1-for-6. The post-split shares began trading on March 18, 2013.

John H. Freeman, Dataram’s president and CEO commented, “The action of our stockholders and the Board of Directors preserves our NASDAQ listing and provides Dataram greater visibility and exposure to larger companies and opportunities with public companies.

We are shipping new versions of RAMDisk and are working with AMD to further increase sales and enhance performance of RAMDisk. In addition we anticipate entering the server market with AMD branded memory as well. ”

Mr. Freeman concluded, “ A healthier semiconductor industry, further development of our new initiatives and our continuing NASDAQ listing positions us for new sources of revenue, profit and growth for Dataram in 2013 and beyond. “

ABOUT DATARAM CORPORATION

Founded in 1967, Dataram is a worldwide leader in the manufacture of high-quality computer memory, storage and software products. Our products and services deliver IT infrastructure optimization, dramatically increase application performance and deliver substantial cost savings. Dataram solutions are deployed in 70 Fortune 100 companies and in mission-critical government and defense applications around the world. For more information about Dataram, visit www.dataram.com.

The information provided in this press release may include forward-looking statements relating to future events, such as the development of new products, pricing and availability of raw materials or the future financial performance of the Company. Actual results may differ from such projections and are subject to certain risks including, without limitation, risks arising from: changes in the price of memory chips, changes in the demand for memory systems, increased competition in the memory systems industry, order cancellations, delays in developing and commercializing new products and other factors described in the Company's most recent Annual Report on Form 10-K, filed with the Securities and Exchange Commission, which can be reviewed at http://www.sec.gov.